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                                                                      Exhibit 23




                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Bitwise Designs, Inc.:



We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 33-80917 and 333-05445) and the registration statements on Form S-8 (No. 333-23933) of Bitwise Designs, Inc. of our report dated September 6, 1996, relating to the consolidated balance sheets of Bitwise Designs, Inc. and subsidiaries as of June 30, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, which report appears in the June 30, 1997 annual report on Form 10-KSB of Bitwise Designs, Inc.



                                        /s/ KPMG Peat Marwick LLP


Albany, New York
September 26, 1997